Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Coral Springs, FL (November 13, 2007) – CareGuide, Inc. (OTCBB: CGDE), a total population health management company, announced today its results for the three and nine months ended September 30, 2007.

Chris Paterson, chief executive officer of CareGuide, said, “As expected, revenues and profitability were affected by the termination of our risk-based contracts. We are pleased to report that both the restructuring and the final settlement of the risk-based contracts are behind us. We are excited about the future, now that we have successfully transitioned to a non-risk ASO revenue model.”

For the quarter ended September 30, 2007, the Company reported a loss from continuing operations of $1.2 million, or $0.02 per basic and diluted share, on revenues of $4.6 million, compared with a loss from continuing operations of $85,000 on revenues of $13.8 million for the same quarter of the prior year. Net loss for the third quarter of 2007 was $1.2 million, including a loss from discontinued operations of $2,000, compared with net income for the same quarter of the prior year of $626,000, including income from discontinued operations of $711,000. Earnings before interest and investment gains or losses, taxes, depreciation and amortization (EBITDA) from continuing operations for the third quarter of 2007 was a loss of $243,000 compared with positive EBITDA of $882,000 for the quarter ended September 30, 2006. Results for the third quarter 2007 included a gain of $1.9 million from the final reconciliation of the capitated risk contracts which the Company exited as of January 31, 2007.

For the nine months ended September 30, 2007, the Company reported a loss from continuing operations of $7.3 million on revenues of $17.7 million compared with income from continuing operations of $599,000 on revenues of $43.2 million for the nine months ended September 30, 2006. Net loss for the nine months ended September 30, 2007, was $7.3 million, including income from discontinued operations of $55,000, compared with net income for the prior year period of $1.0 million, including a loss from discontinued operations of $425,000. EBITDA from continuing operations for the nine months ended September 30, 2007, was a loss of $3.9 million compared with positive EBITDA of $3.6 million for the nine months ended September 30, 2006.

The revenue declines for both the three- and nine-month periods were primarily the result of the Company’s exit from its capitated risk contracts, which was completed on January 31, 2007. The Company had no capitated risk revenue in the third quarter ended September 30, 2007, compared with $9.1 million in the prior year quarter. For the nine months ended September 30, 2007, the Company reported $3.0 million in capitated risk revenue compared with $26.7 million for the first nine months of 2006.

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CGDE Announces Third Quarter 2007 Financial Results

November 13, 2007

The ASO revenue for the quarter ended September 30, 2007, was $4.6 million compared with $4.7 million for the quarter ended September 30, 2006. ASO revenues for the three months ended September 30, 2007, includes $1.2 million from customers the Company acquired through its merger with Haelan Corporation, which was completed in December 2006. Included in the ASO revenues for the three months ended September 30, 2006, was $480,000 of revenues from a division of the Company that was closed December 31, 2006.

Revenues for the nine months ended September 30, 2006, included $3.2 million of post-acute related ASO fee revenue from the former capitated risk contract mentioned above, a one-time bonus payment of $1.2 million related to a performance-based contract, as well as $1.4 million of ASO revenue from the division of the Company that was closed as of December 31, 2006. After excluding these items that were included in ASO revenue for the nine months ended September 30, 2006, but not for the nine months ended September 30, 2007, ASO revenue increased by $4.1 million to $14.7 million for the nine months ended September 30, 2007, from $10.6 million for the nine months ended September 30, 2006. As mentioned previously, a significant portion of this increase was due to the $3.5 million of ASO revenue for the nine months ended September 30, 2007, from customers the Company acquired through its merger with Haelan.

Mr. Paterson added, “As previously disclosed, the Company has undertaken significant restructuring initiatives to exit risk-based contracts and migrate its business to a non-risk ASO revenue model. The Company also consolidated office locations to improve efficiencies. As a result of these initiatives, the Company has reduced its workforce by approximately 75 employees with annualized salaries and benefits of approximately $3.4 million. The Company recorded restructuring costs of approximately $1.0 million and $1.7 million during the three and nine months ended September 30, 2007, respectively.”

As previously disclosed, Comerica Bank, the lender on the Company’s current $8 million line of credit facility, has extended the maturity date on the credit facility from October 1, 2007 to January 1, 2009. Comerica has also expanded the credit facility by $1 million.

Presented below is a reconciliation of (loss) income from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA (loss) income from continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2007	2006	2007	2006
(Loss) income from continuing operations, GAAP basis	$ (1,219)	$ (85)	$ (7,308)	$ 599
Depreciation and amortization	737	456	2,238	1,592
Interest income	(20)	(94)	(153)	(329)
Trading portfolio (gain) loss	(138)	174	(101)	403
Interest expense	270	412	1,250	1,220
Income tax expense	127	19	212	117
EBITDA (loss) income from continuing operations, non-GAAP basis	$ (243)	$ 882	$ (3,862)	$ 3,602

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CGDE Announces Third Quarter 2007 Financial Results

November 13, 2007

About CareGuide

CareGuide delivers health optimizing solutions that represent the next generation of disease management. CareGuide distinguishes itself by combining high human touch with sharply focused technology to identify, engage, and help individuals in need – the Company’s focus is to find more, miss fewer, and help better. Because of its unique One Care Street™ approach, CareGuide can identify an unprecedented two-thirds of the next year’s high utilizers of medical services, and impact the medical trend of the entire population in a health plan or employer group. Visit www.careguide.com for more information.

This release contains information and statements about management’s view of the Company’s future expectations, financial results, plans and prospects, the realization of expected cost savings as a result of restructuring initiatives, enhancement of the Company’s gross margins, improvement of operating cash flow, prospects for growth of the Company’s ASO business and improvement of its operating results in future periods, prospects for extending and expanding the Company’s line of credit facility and the availability of capital, and the impact of the Company’s product offerings on customer healthcare costs, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company’s financial condition, its ability to realize expense savings and to operate more effectively following its restructuring efforts, its ability to extend and expand its line of credit facility (including the ability to obtain all necessary consents and guarantees of large stockholders), its ability to integrate and sell the Company’s legacy product offerings with the product offerings acquired through the Haelan merger, its ability to successfully transition to an ASO-based revenue model, its ability to compete with disease management companies and others in the healthcare industry, the competitive environment generally in the healthcare industry and the growth of the healthcare market, as well as other factors that are discussed in the Company’s Transition Report on Form 10-KSB for the nine months ended December 31, 2006, filed with the SEC on April  17, 2007, the Company’s Form 10-QSB for the three months ended March 31, 2007, filed with the SEC on May 15, 2007, the Company’s Form 10-QSB for the six months ended June 30, 2007, filed with the SEC on August 14, 2007, as well as other documents the Company files with the SEC.

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CGDE Announces Third Quarter 2007 Financial Results

November 13, 2007

CAREGUIDE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except shares and par values)
	Sept. 30, 2007	Dec. 31, 2006
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$ 1,102	$ 5,975
Restricted cash available for current liabilities	1,887	4,717
Securities available for sale	33	24
Securities held for trading	384	284
Notes receivable	-	308
Accounts receivable, net of allowance for doubtful accounts of $688 and $544, respectively	1,910	3,503
Prepaid expenses and other current assets	483	587
Current assets of discontinued operations	333	344
Total current assets	6,132	15,742
Property and equipment, net	2,649	2,948
Intangibles and other assets, net	4,783	5,963
Goodwill	32,692	32,629
Restricted cash	925	908
Total assets	$ 47,181	$ 58,190

Liabilities and stockholders’ equity
Current liabilities:
Claims payable	$ 279	$ 7,260
Line of credit	-	8,000
Accounts payable and accrued expenses	8,072	4,932
Deferred revenue	215	1,500
Current tax liability	294	344
Current portion of lease obligations	500	365
Current liabilities of discontinued operations	359	425
Total current liabilities	9,719	22,826

Long-term liabilities:
Line of credit	8,000	-
Notes payable	6,764	6,520
Lease obligations, net of current portion	1,539	1,107
Deferred tax liability	7	7
Total liabilities	26,029	30,460

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 and 80,000,000 shares authorized; 67,538,976 shares issued and outstanding	675	675
Additional paid-in capital	63,133	62,474
Other comprehensive loss	(9)	(32)
Accumulated deficit	(42,647)	(35,387)
Total stockholders’ equity	21,152	27,730
Total liabilities and stockholders’ equity	$ 47,181	$ 58,190

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CGDE Announces Third Quarter 2007 Financial Results

November 13, 2007

CareGuide, Inc. and Subsidiaries Unaudited Consolidated Statements of Operations (Shares and dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Capitation revenue	$ -	$ 9,093	$ 3,032	$ 26,699
Administrative and fee revenue	4,632	4,658	14,696	16,510
Total revenues	4,632	13,751	17,728	43,209
Cost of services – direct service costs, excluding depreciation and amortization of $578, $283, $1,602 and $963, respectively	1,620	10,800	11,893	32,420
Gross profit	3,012	2,951	5,835	10,789

Operating costs and expenses:
Selling, general and administrative expense	2,263	2,069	8,005	7,187
Restructuring costs	992	-	1,692	-
Depreciation and amortization	737	456	2,238	1,592
Total operating costs and expenses	3,992	2,525	11,935	8,779

Operating (loss) income from continuing operations	(980)	426	(6,100)	2,010

Other income (expense):
Interest and other income	20	94	153	329
Trading portfolio gain (loss)	138	(174)	101	(403)
Interest expense	(270)	(412)	(1,250)	(1,220)
(Loss) income from continuing operations before income taxes and discontinued operations	(1,092)	(66)	(7,096)	716

Income tax expense	(127)	(19)	(212)	(117)
(Loss) income from continuing operations	(1,219)	(85)	(7,308)	599
(Loss) income from discontinued operations	(2)	711	55	425
Net (loss) income	(1,221)	626	(7,253)	1,024
Accretion of preferred stock	-	-	-	(11)
Net (loss) income attributable to common stockholders	$ (1,221)	$ 626	$ (7,253)	$ 1,013

Net (loss) income per common share – basic and diluted:
(Loss) income from continuing operations	$ (0.02)	$ -	$ (0.11)	$ 0.01
Discontinued operations	-	0.01	-	0.01
Net (loss) income	$ (0.02)	$ 0.01	$ (0.11)	$ 0.02

Weighted average common shares outstanding:
Basic	67,539	67,539	67,539	62,110
Diluted	67,539	70,411	67,539	66,159

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CGDE Announces Third Quarter 2007 Financial Results

November 13, 2007

CareGuide, Inc. and Subsidiaries Unaudited Consolidated Statements of Cash Flows (Dollars in thousands)
	Nine Months Ended September 30,
	2007	2006
Cash provided by (used in) operating activities:
Net (loss) income	$ (7,253)	$ 1,024
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation and amortization	2,238	1,592
Stock option compensation	224	72
Amortization of warrants	436	667
Interest expense on notes payable	243	-
Non-cash rent expense	482	334
Decrease in accounts receivable	1,594	4
Increase in prepaid expenses and other current assets	119	82
Decrease in claims payable	(6,981)	(2,586)
Increase (decrease) in accounts payable and accrued expenses	3,140	(1,588)
(Decrease) increase in deferred revenue	(1,285)	495
Increase in other assets	88	74
Change in value of trading portfolio	(101)	402
(Decrease) increase in current tax liability	(50)	24
Deferred tax benefit	-	(156)
Decrease in current liabilities of discontinued operations	(56)	(546)
Net cash used in operating activities	(7,162)	(106)

Cash provided by (used in) investing activities:
Purchases of property and equipment	(769)	(142)
Restricted deposits, net	2,813	1,211
Collection of notes receivable	310	-
Cash (used in) acquired in merger, net of acquisition costs	(62)	4,329
Net cash provided by investing activities	2,292	5,398

Cash used in financing activities:
Principal payments of capital lease obligations	(3)	(187)
Costs of equity and financing transactions	-	(568)
Net cash used in financing activities	(3)	(755)

Net (decrease) increase in cash and cash equivalents	(4,873)	4,537
Cash and cash equivalents, beginning of period	5,975	2,336
Cash and cash equivalents, end of period	$ 1,102	$ 6,873

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